Calculation of Filing Fee Table

Form F-1

(Form Type)

Diamond Water Origin Supply Chain Technology Group Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Equity	Ordinary Shares, $0.001 par value	930,000	26.88	$24,998,400	$0.000147600	$3,689.76

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.